Filed Pursuant to Rule 433
Registration No. 333-155980
June 19, 2009

General Dynamics Corporation

Pricing Term Sheet

1.800% Notes due 2011

Issuer:	General Dynamics Corporation

Guarantors:	American Overseas Marine Corporation; Bath Iron Works Corporation; Electric Boat Corporation; General Dynamics Armament and Technical Products, Inc.; General Dynamics Government Systems Corporation; General Dynamics Land Systems Inc.; General Dynamics Ordnance and Tactical Systems, Inc.; Gulfstream Aerospace Corporation; and National Steel and Shipbuilding Company

Principal Amount:	$750,000,000

Security Type:	Senior Unsecured Notes

Maturity:	July 15, 2011

Coupon:	1.800%

Price to Public:	99.554%

Yield to Maturity:	2.022%

Spread to Benchmark Treasury:	T+80 bps

Benchmark Treasury:	0.875% Notes due May 31, 2011

Benchmark Treasury Spot and Yield:	99-10 3/4 / 1.222%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2010

Make-Whole Call:	T+12.5 bps

Trade Date:	June 19, 2009

Settlement Date:	June 24, 2009 (T+3)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	369550 AP3 / US369550AP38

Ratings:	A2/A (stable/stable)

Joint Bookrunners:	Banc of America Securities LLC J.P. Morgan Securities Inc. RBS Securities Inc.

Senior Co-Managers:	BBVA Securities Inc. Lloyds TSB Bank plc Wachovia Capital Markets, LLC

Co-Managers:

Banca IMI S.p.A.

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

ANZ Securities, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533 or RBS Securities Inc. toll free at 1-866-884-2071.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by General Dynamics Corporation on June 19, 2009 relating to their Prospectus dated December 8, 2008.

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